Exhibit 5.1

Blake, Cassels & Graydon LLP

Barristers & Solicitors

Patent & Trade-mark Agents

595 Burrard Street, P.O. Box 49314

Suite 2600, Three Bentall Centre

Vancouver BC V7X 1L3 Canada

Tel: 604-631-3300 Fax: 604-631-3309

Reference: 99465/33

January 22, 2018

ESSA Pharma Inc.

Suite 720, 999 West Broadway

Vancouver, British Columbia V5Z 1K5

RE: ESSA Pharma Inc. - Registration Statement on Form F-3

Dear Sirs and Mesdames:

We have acted as Canadian counsel to ESSA Pharma Inc. (“ESSA”) in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed on January 22, 2018 by ESSA with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), relating to the 115,685,314 common shares in the capital of ESSA (the “Shares”) that may be offered for resale by certain shareholders of ESSA named in the Registration Statement (the “Selling Shareholders”). Certain of the Shares (“Warrant Shares”) are issuable upon the exercise of common share purchase warrants (“Warrants”).

This opinion letter is being provided at the request of ESSA. As Canadian counsel for ESSA, we have examined a copy of the Registration Statement.

We are solicitors qualified to practice law in the Province of British Columbia and the opinions expressed herein relate only to the laws of the Province of British Columbia and the laws of Canada applicable therein as in effect on the date hereof.

We have considered such questions of law, examined such statutes, regulations, corporate documents, records and certificates, opinions and instruments and have made such other investigations as we have considered necessary or desirable in connection with the opinions hereinafter set forth including, without limitation, the following:

(a)	a certificate of good standing dated January 22, 2018 issued by the Director or a Deputy Director appointed under the Business Corporations Act (British Columbia) (the “BCBCA”) in respect of the Company without any independent verification or inquiry (the “Certificate of Good Standing”); and

(b)	a certificate addressed to Blake, Cassels & Graydon LLP executed by the Chief Financial Officer of the Company as to certain factual matters (the “Corporate Certificate”), dated the date hereof, copies of which are being delivered to you concurrently with this opinion.

In our examinations, we have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity and completeness of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, conformed, telecopies, facsimiles or photostatic copies.

We have assumed the accuracy and completeness of all facts set forth in the Corporate Certificate. To the extent the Corporate Certificate, and any other certificate or document referenced herein, is based on any assumption, given in reliance on any other certificate or document, understanding or other criteria or is made subject to any limitation, qualification or exception, our opinions are also based on such assumption, given in reliance on such other certificate, document, understanding or other criteria and are made subject to such limitation, qualification and exception. For greater certainty, where the Corporate Certificate affirms a state of fact, understanding or other factor based on the belief, knowledge, awareness or understanding (or lack thereof, respectively) of the officer executing such Corporate Certificate, we have assumed without independent verification that such belief, knowledge, awareness or understanding (or lack thereof) is and remains fully accurate, correct and complete, and we have assumed that all covenants of the Company have been or will be performed as provided for in the Agency Agreement.

With respect to the opinion expressed herein, we have relied as to certain matters of fact on the Corporate Certificate.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that: (i) the Shares, other than the Warrant Shares, which may be offered for resale by the Selling Shareholders have been validly issued, fully paid and non-assessable and will, when sold and paid for as contemplated by the Registration Statement, continue to be validly issued, fully paid and non-assessable; and (ii) upon full payment therefor and the issue thereof in accordance with the terms of the applicable Warrants, the Warrant Shares, which have been validly authorized and allotted for issuance, will be validly issued as fully paid and non-assessable common shares in the capital of the Company and will, when sold and paid for as contemplated by the Registration Statement, continue to be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Yours very truly,

“Blake, Cassels & Graydon LLP”

Blake, Cassels & Graydon LLP